Exhibit 4.8A

BUSINESS FINANCING MODIFICATION AGREEMENT

This Business Financing Modification Agreement is entered into as of March 31, 2011, by and between Fluidigm Corporation (the “Borrower”) and Bridge Bank, National Association (“Lender”).

1.       DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Business Financing Agreement, dated December 16, 2010 by and between Borrower and Lender, as may be amended from time to time (the “Business Financing Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Business Financing Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2.	DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Business Financing Agreement:

1)	The following subsections of Section 4.10 are hereby amended to read as follows:

(b)       No later than 5 days after filing with the Securities and Exchange Commission, quarterly financial statements of Borrower, certified and dated by an authorized officer. These quarterly financial statements must be prepared on a consolidated and consolidating basis.

(d)       Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8_K Current Report for Borrower within 5 days of filing with the Securities and Exchange Commission.

(f)       No later than 5 days after filing with the Securities and Exchange Commission of the Form 10-K Annual Report and Form 10-Q Quarterly Report, a compliance certificate of Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Event of Default under this Agreement and, if any such Event of Default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto.

(g)       Prior to any Advances, and so long as any Advances are outstanding, within 10 days after the first day of each calendar month, a borrowing base certificate, in form and substance satisfactory to Lender, setting forth Eligible Receivables and Receivable Amounts thereof and Eligible Inventory as of the last day of the preceding calendar month.

(h)       Prior to any Advances, and so long as any Advances are outstanding, within 10 days after the first day of each calendar month, a detailed aging of Borrower’s receivables by invoice or a summary aging by account debtor, together with payable aging, inventory analysis, deferred revenue report, and such other matters as Lender may request.

2)	The following defined term in Section 12.1 entitled “Definitions” is hereby amended as follows:

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“Credit Limit” means $7,000,000 which is intended to be the maximum amount of Advances outstanding at any time.

3.       CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.	INTENTIONALLY OMITTED.

5.       NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Business Financing Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Business Financing Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Business Financing Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

6.       CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification Agreement. The terms of this paragraph apply not only to this Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.

7.       INTENTIONALLY OMITTED.

8.       COUNTERSIGNATURE. This Business Financing Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER:

FLUIDIGM CORPORATION

By:	/s/ Vikram Jog

Name:	Vikram Jog

Title:	CFO

LENDER:

BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Larry LaCroix

Name:	Larry LaCroix

Title:	SVP

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